CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the inclusion in this Prospectus and Registration Statement, and any amendments thereto, on Form SB-1 of our report dated December 12, 2001 relative to our audit of the financial statements of Aurora Wireless, Inc. as of September 30, 2001 and December 31, 2000 and the related statements of income and retained earnings, and cash flows for the nine month period then ended and for the period from inception (June 15, 2000) to December 31, 2000, and to the reference to our firm as experts therein.




Rosenberg Rich Baker Berman & Company

Bridgewater, New Jersey
February 11, 2002